Exhibit 99.1

CONTACT:	John Van Heel
Chief Executive Officer
(585) 647-6400

Robert Gross
Executive Chairman
(585) 647-6400

Brian D’Ambrosia
Senior Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors and Media: Effie Veres
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. PROVIDES FOURTH QUARTER

AND FISCAL 2017 FINANCIAL RESULTS

~ Fiscal 2017 Sales Increase 8% to a Record $1.022 Billion ~

~ Fiscal 2017 Acquisitions Represent $150 Million of Annualized Sales or 16% Annualized Sales Growth ~

~ Fiscal 2018 Sales Guidance of $1.125 to $1.155 Billion, an Increase of 10% to 13% ~

~ Fiscal 2018 Diluted Earnings Guidance of $2.10 to $2.30 per share, an Increase of 14% to 24% ~

~ Increases Quarterly Cash Dividend by 6% to $.18 per share ~

ROCHESTER, N.Y. – May 18, 2017 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today provides financial results for its fourth quarter and fiscal year ended March 25, 2017, as well as details pertaining to its fiscal 2018 guidance, both of which are consistent with the Company’s recent business update.

Fourth Quarter Results

Sales for the fourth quarter of fiscal 2017 increased 10.0% to $252.0 million, as compared to $229.0 million for the fourth quarter of fiscal 2016. The total sales increase for the fourth quarter of $23.0 million was due to sales from new stores of $40.8 million, including sales from recent acquisitions of $35.1 million, partially offset by a comparable store sales decrease of 8.0%, versus an increase of 0.5% in the prior year period. There was one less selling day in the current year quarter. Comparable store sales declined approximately 1% for brakes, 6% for maintenance services, 7% for front end/shocks, 8% for alignments and 11% for tires.

Gross margin decreased 310 basis points to 37.0% in the fourth quarter from 40.1% in the prior year period, primarily due to the impact of sales mix from recent acquisitions and deleverage from negative comparable store sales. On a comparable store basis, gross margin declined 40 basis points due to deleverage. Total operating expenses increased by $7.7 million to $73.1 million, or 29.0% of sales, as compared to $65.4 million, or 28.6% of sales in the prior year period. The dollar increase represents expenses from 89 net new stores as compared to the same period last year. On a comparable store basis, total operating expenses declined slightly from the prior year period due to diligent cost control.

Operating income was $20.1 million, or 8.0% of sales, as compared to $26.5 million, or 11.6% of sales in the prior year period. Interest expense was $5.5 million as compared to $4.5 million for the fourth quarter of fiscal 2016.

Net income for the fourth quarter of fiscal 2017 was $9.7 million, as compared to $13.9 million in the same period of the prior year. Diluted earnings per share for the quarter were $.29, as compared to diluted earnings per share of $.42 in the fourth quarter of fiscal 2016. Net income for the fourth quarter of fiscal 2017 reflects an effective tax rate of 34.5%, as compared to 36.5% in the prior year period.

During the fourth quarter of fiscal 2017, the Company opened 24 Company-operated locations and closed four locations, ending the quarter with 1,118 Company-operated stores. In fiscal 2017, the Company opened 105 Company-operated locations, of which 30 were greenfield locations.

Fiscal Year Results

Net sales for fiscal 2017 increased 8.3% to $1.022 billion as compared to $943.7 million for fiscal 2016. The total sales increase of $77.9 million for the fiscal year was due to an increase in sales from new stores of $124.3 million, including sales from recent acquisitions of $102.5 million, partially offset by a 4.3% comparable store sales decline versus flat comparable store sales in the prior fiscal year. Comparable store sales decreased approximately 2% for tires, 4% for maintenance services, 6% for alignments, 8% for brakes and 10% for front end/shocks.

Gross margin declined 200 basis points to 38.9% for fiscal 2017 from 40.9% in the prior fiscal year, largely due to the impact of sales mix from recent acquisitions and de-leverage from negative comparable store sales. On a comparable store sales basis, gross margin declined by 20 basis points.

Total operating expenses were $280.5 million, or 27.5% of sales, for fiscal 2017, as compared to $265.1 million, or 28.1% of sales, for the prior fiscal year. The dollar increase represents expenses from 89 net new stores as compared to fiscal 2016. Operating income for fiscal 2017 was $116.4 million, or 11.4% of sales, as compared to $120.6 million, or 12.8% of sales in fiscal 2016. Operating margin declined as a result of deleverage caused by negative comparable store sales and dilution from fiscal 2017 acquisitions. Interest expense was $19.8 million in fiscal 2017 as compared to $15.5 million in fiscal 2016.

Net income for fiscal 2017 was $61.5 million or $1.85 per diluted share, as compared to net income of $66.8 million, or $2.00 per diluted share in fiscal 2016.

John Van Heel, President and Chief Executive Officer stated, “The combination of unseasonable weather and a difficult consumer spending environment resulted in a decline in our comparable store sales, which reduced our profits for the fourth quarter and the full fiscal year. As we enter the first quarter of fiscal 2018, our comparable store sales have improved and are up quarter-to-date, led by higher average ticket. Comparable store sales for fiscal April increased approximately 3% and are up approximately 2% month-to-date in fiscal May. Thus far in the first quarter, on a comparable store basis, we are also realizing higher margins in both our tire and service categories.”

Acquisitions Update

In fiscal March 2017, the Company completed the previously announced acquisition of 16 stores from a Car-X franchisee, including 13 locations in Illinois and three in Iowa. These stores are expected to add approximately $15 million in annualized sales, representing an expected sales mix of 75% service and 25% tires, and will continue to operate under the Car-X brand.

The Company’s acquisitions completed in fiscal 2017 are expected to add $150 million in annualized sales and represent 16% in annualized sales growth over fiscal 2016. Additionally, fiscal 2017 acquisitions are expected to increase the Company’s tire purchases by approximately 25% over fiscal 2016, expanding both the Company’s tire assortment and cost competitiveness.

Cash Dividend Increased 6%

The Company also announced today that its Board of Directors has approved a $.01 increase in the Company’s cash dividend for the first quarter of fiscal year 2018 to $.18, which translates to an annual rate of $.72 per share and represents an increase of $.04 per share or 5.9% as compared to the total dividends paid in fiscal 2017.

The Company has increased its cash dividend 12 times during the 12 years since a cash dividend was first issued. The cash dividend is payable quarterly to shareholders of record on the Company’s outstanding shares of common stock, including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. The dividend of $.18 per share for the first quarter of fiscal 2018 will be payable on June 12, 2017 to shareholders of record as of June 2, 2017.

Company Outlook

Based on current visibility, business and economic trends, and recently completed acquisitions, the Company anticipates fiscal 2018 sales to be in the range of $1.125 billion to $1.155 billion, an increase of 10% to 13% over fiscal 2017 sales. Fiscal 2018 sales guidance assumes a comparable store sales increase of 2% to 4% on a 52-week basis (4% to 6% including an extra week in the fourth quarter).

Fiscal 2018 diluted earnings per share are expected to be in the range of $2.10 to $2.30, which represents an increase of 14% to 24% over fiscal 2017. This estimate is based on 33.4 million diluted weighted average shares outstanding. At the midpoint, this guidance represents an increase in operating margin of 70 basis points. The guidance includes approximately $.10 of contribution from the 53rd week and $.15 to $.19 in accretion from recent acquisitions. This guidance also reflects the estimated impact of higher tire selling prices related to expected tire cost increases.

For the first quarter of fiscal 2018, the Company anticipates sales to be in the range of $270.0 million to $275.0 million and comparable store sales to increase 2.0% to 3.0%, as compared to a 6.9% decline in the prior fiscal year period. The Company expects diluted earnings per share for the first quarter to be in the range of $.52 to $.56, as compared to $.50 in the first quarter of fiscal 2017.

Mr. Van Heel concluded, “Following a year of significant acquisitions, we are entering fiscal 2018 well positioned to benefit from these recent transactions and improving sales trends, which we expect to be driven in part by higher tire average ticket. Looking ahead, we are optimistic about the opportunities we see to complete additional acquisitions, continue our greenfield expansion and benefit over the next several years from the growth in the number of vehicles six years old and older, which represent our core customer. The increase in our cash dividend announced today, the twelfth increase in 12 years, reflects the Board’s continued confidence in Monro’s long-term strategic plan and commitment to increasing shareholder returns.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday May 18, 2017 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-516-2447 and using the required pass code 4779697. A replay will be available approximately one hour after the recording through Thursday, June 1, 2017 and can be accessed by dialing 1-844-512-2921. The live conference call and replay can also be accessed via audio webcast at the Investor Information section of the Company’s website, located at www.monro.com. An archive will be available at this website through June 1, 2017.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn, Ken Towery’s Tire and Auto Care, The Tire Choice and Car-X. The Company currently operates 1,117 Company stores in 27 states and is the franchisor of 113 Car-X stores in nine states. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services and certain locations specialize in providing commercial tire and maintenance services. Through Tires Now, the Company also engages in wholesale tire distribution.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “anticipate,” “project,” “believe,” “could,” “may,”, “intend”, “plan” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 26, 2016. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal March
	2017	2016	% Change

Sales	$252,011	$229,034	10.0%

Cost of sales, including distribution and occupancy costs	158,787	137,141	15.8%

Gross profit	93,224	91,893	1.4%

Operating, selling, general and administrative expenses	73,133	65,434	11.8%

Operating income	20,091	26,459	(24.1)%

Interest expense, net	5,535	4,540	21.9%

Other (income) expense, net	(183)	32	(665.5)%

Income before provision for income taxes	14,739	21,887	(32.7)%

Provision for income taxes	5,078	7,984	(36.4)%

Net income	$9,661	$13,903	(30.5)%

Diluted earnings per share	$.29	$.42	(31.0)%

Weighted average number of diluted shares outstanding	33,289	33,293

Number of stores open (at end of quarter)	1,118	1,029

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Year Ended Fiscal March
	2017	2016	% Change

Sales	$1,021,511	$943,651	8.3%

Cost of sales, including distribution and occupancy costs	624,622	557,948	11.9%

Gross profit	396,889	385,703	2.9%

Operating, selling, general and administrative expenses	280,505	265,114	5.8%

Operating income	116,384	120,589	(3.5)%

Interest expense, net	19,768	15,542	27.2%

Other income, net	(628)	(374)	67.9%

Income before provision for income taxes	97,244	105,421	(7.8)%

Provision for income taxes	35,718	38,616	(7.5)%

Net income	$61,526	$66,805	(7.9)%

Diluted earnings per common share	$1.85	$2.00	(7.5)%

Weighted average number of diluted shares outstanding	33,301	33,353

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	March 25,	March 26,
	2017	2016
Assets

Cash	$8,995	$7,985

Inventories	142,604	129,035

Other current assets	47,631	33,055

Total current assets	199,230	170,075

Property, plant and equipment, net	394,634	351,582

Other non-current assets	591,400	477,781

Total assets	$1,185,264	$999,438

Liabilities and Shareholders’ Equity

Current liabilities	$185,893	$167,571

Capital leases and financing obligations	213,166	165,730

Other long-term debt	182,337	103,315

Other long-term liabilities	22,614	26,627

Total liabilities	604,010	463,243

Total shareholders’ equity	581,254	536,195

Total liabilities and shareholders’ equity	$1,185,264	$999,438